Exhibit 8

REPUBLIC OF TURKEY

PRIME MINISTRY

THE UNDERSECRETARIAT OF TREASURY

CONSENT

October 23, 2017

I, K. Çağatay İMİRGİ, Acting Director General of Foreign Economic Relations, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, hereby consent to the reference to my name, in my official capacity as Acting Director General of Foreign Economic Relations under the caption “Official Statements” in the Prospectus of the Republic of Turkey included in the Registration Statement filed by the Republic of Turkey with the United States Securities and Exchange Commission.

[Signature Page Follows]

THE REPUBLIC OF TURKEY

By:	/s/ K. Çağatay İMİRGİ
K. Çağatay İMİRGİ
Acting Director General
Foreign Economic Relations,
Undersecretariat of Treasury,
Prime Ministry of the Republic of Turkey